                                                                                                         Exhibit 12
                                                        McDONALD'S CORPORATION
                                                  STATEMENT RE COMPUTATION OF RATIOS
                                                         (Dollars in Millions)

                                                                                   Years Ended December 31,
                                                                    1995        1994         1993        1992         1991
                                                                    ----        ----         ----        ----         ----
          EARNINGS AVAILABLE FOR FIXED CHARGES
          - Income before provision for income taxes                $2,169.1    $1,886.6     $1,675.7    $1,448.1     $1,299.4

          - Minority interest in operating results of
            majority-owned subsidiaries, including
            fixed charges related to redeemable preferred
            stock, less equity in undistributed operating
            results of less-than-50% owned affiliates                   19.6         6.6          6.9         5.3          5.1

          - Provision for income taxes of 50% owned
            affiliates included in consolidated income
            before provision for income taxes                           73.3        34.9         34.2        29.4         34.1

          - Portion of rent charges (after reduction
            for rental income from subleased
            properties) considered to be representative
            of interest factors*                                       103.8        83.4         71.6        70.1         67.9

          - Interest expense, amortization of debt
            discount and issuance costs, and
            depreciation of capitalized interest*                      388.8       346.0        358.0       413.8        433.9
                                                                --------------------------------------------------------------
                                                                    $2,754.6    $2,357.5     $2,146.4    $1,966.7     $1,840.4
                                                                ==============================================================
          FIXED CHARGES
          - Portion of rent charges (after reduction
            for rental income from subleased
            properties) considered to be representative
            of interest factors*                                      $103.8       $83.4        $71.6       $70.1        $67.9

          - Interest expense, amortization of debt discount
            and issuance costs, and fixed charges
            related to redeemable preferred stock*                     403.4       343.9        349.3       405.4        425.7

          - Capitalized interest*                                       22.8        21.0         20.7        20.5         28.5
                                                                --------------------------------------------------------------
                                                                      $530.0      $448.3       $441.6      $496.0       $522.1
                                                                ==============================================================

          RATIO OF EARNINGS TO FIXED CHARGES                            5.20        5.26         4.86        3.96         3.53
                                                                ==============================================================

          *Includes amounts of the Registrant and its majority-owned subsidiaries, and one-half of the amounts of 50% owned affiliates.
     /TABLE
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